                                                                    EXHIBIT 99.n

                               MULTIPLE CLASS PLAN
                                       OF
                       AMERICAN CENTURY GROWTH FUNDS, INC.

     WHEREAS, the above-named corporation (the "Issuer") is an open-end management investment company registered under the Investment Company Act of
1940, as amended (the "1940 Act"); and

     WHEREAS, the common stock of the Issuer is currently divided into a number of separate series of shares; and

     WHEREAS, the Issuer desires to offer classes of such series of shares pursuant to Rule 18f-3; and

     WHEREAS, Rule 18f-3 requires that the Board of Directors of the Issuer (the
"Board") adopt a written plan setting forth (1) the specific arrangement for shareholder services and the distribution of securities for each class, (2) the allocation of expenses for each class and (3) any related conversion features or exchange privileges; and

     WHEREAS, the Board, including a majority of the Independent Directors, as defined in SECTION 3D below, has determined that this plan (the "Plan"), adopted pursuant to Rule 18f-3 under the 1940 Act, is in the best interests of each class individually and the Issuer as a whole;

     NOW, THEREFORE, the Issuer hereby adopts, on behalf of the Funds (as defined in SECTION 2A below), this Multiple Class Plan, in accordance with Rule
18f-3 under the 1940 Act on the following terms and conditions:

SECTION 1. ESTABLISHMENT OF PLAN

As required by Rule 18f-3 under the 1940 Act, this Plan describes the multiple class system for certain series of shares of the Issuer, including the separate class arrangements for shareholder services and/or distribution of shares, the method for allocating expenses to classes and any related conversion features or exchange privileges applicable to the classes. Upon the effective date of this
Plan, the Issuer elects to offer multiple classes of its shares, as described herein, pursuant to Rule 18f-3 and this Plan.

SECTION 2. FEATURES OF THE CLASSES

a.   DIVISION INTO CLASSES. Each series of shares of the Issuer identified in
     SCHEDULE A attached hereto, and each series of shares of any Issuer subsequently added to this Plan (collectively, the "Funds"), may offer one or more classes of shares: the Investor Class, the Institutional Class, the
     Advisor Class, and the R Class. The classes that each Fund is authorized to issue pursuant to this Plan are set forth in SCHEDULE A. Shares of each class of a Fund shall represent an equal pro rata interest in such Fund, and generally, shall have identical voting, dividend, liquidation and other rights, preferences, powers,

     restrictions, limitations, qualifications, and terms and conditions, except that: (A) each class shall have a different designation; (B) each class of shares shall bear any Class Expenses, as defined in SECTION 3D(3) below;
     (C) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its service arrangement; and (D)
     each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

b.   FEES.

     The Issuer of the Funds is a party to a Management Agreement with American
     Century Investment Management, Inc. ("ACIM"), the Funds' investment adviser, for the provision of investment advisory and management services and shareholder services. Because the assets of the Issuer are invested in other open-end management investment companies advised by ACIM, no class or
     Fund pays any fee to ACIM for such investment advisory and management services. The Investor, Advisor or R Classes of the Funds each pay an
     Administrative Fee of 20 basis points for the shareholder services provided by ACIM under the Management Agreement. No Administrative Fee is paid by the Institutional Class of the Funds.

c.   SHAREHOLDER SERVICES AND DISTRIBUTION SERVICES.

     (1)  ADVISOR CLASS DISTRIBUTION PLAN. Shares of the Advisor Class of each
     Fund are offered subject to an Advisor Class Master Distribution and
     Individual Shareholder Services Plan pursuant to Rule 12b-1 under the 1940
     Act (the "Advisor Class Plan") adopted by the Issuer effective August 31,
     2004. Advisor Class shares of each Fund shall pay American Century
     Investment Services, Inc. ("Distributor") for the expenses of individual shareholder services and administrative services and distribution expenses incurred in connection with providing such services for shares of the
     Funds, as provided in the Advisor Class Plan, at an aggregate annual rate of .25% of the average daily net assets of such class.

     (2)  R CLASS DISTRIBUTION PLAN. Shares of the R Class of each Fund are offered subject to an R Class Master Distribution and Individual
     Shareholder Services Plan pursuant to Rule 12b-1 under the 1940 Act (the "R
     Class Plan") adopted by the Issuers effective August 31, 2004. R Class
     Shares of each Fund shall pay Distributor for the expenses of individual shareholder services and distribution expenses incurred in connection with providing such services for shares of the Funds, as provided in the R Class
     Plan, at an aggregate annual rate of .50% of the average daily net assets of such class.

     (3)  DEFINITION OF SERVICES. Under the Advisor and R Class Plans,
     "distribution expenses" include, but are not limited to expenses incurred in connection with certain past and continuing services, including (A)
     payment of sales commissions, ongoing commissions and other payments to brokers, dealers, financial institutions or others who sell shares of the relevant class pursuant to selling agreements; (B) compensation to employees of Distributor who engage in or support distribution of the shares of the relevant class; (C) compensation to, and expenses (including overhead and telephone expenses) of,

     Distributor; (D) the printing of prospectuses, statements of additional information and reports for other than existing shareholders; (E) the preparation, printing and distribution of sales literature and advertising materials provided to the Funds' shareholders and prospective shareholders;
     (F) receiving and answering correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports; (G) the providing of facilities to answer questions from prospective investors about Fund shares; (H) complying with federal and state securities laws pertaining to the sale of Fund Shares;
     (I) assisting investors in completing application forms and selecting dividend and other account options; (J) the providing of other reasonable assistance in connection with the distribution of Fund shares; (K) the organizing and conducting of sales seminars and payments in the form of transactional compensation or promotional incentives; (L) profit on the foregoing; and (M) such other distribution and services activities as the
     Issuer determine may be paid for by the Issuer pursuant to the terms of this Agreement and in accordance with Rule 12b-1 of the 1940 Act.

     Under the Advisor and R Class Plans, individual shareholder services may include, but are not limited to: (A) individualized and customized investment advisory services, including the consideration of shareholder profiles and specific goals; (B) the creation of investment models and asset allocation models for use by the shareholder in selecting appropriate
     Funds; (C) proprietary research about investment choices and the market in general; (D) periodic rebalancing of shareholder accounts to ensure compliance with the selected asset allocation; (E) consolidation of shareholder accounts in one place; and (F) other individual services.

SECTION 3. ALLOCATION OF INCOME AND EXPENSES

a.   NON-DAILY DIVIDEND FUNDS. The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses) of each Fund, other than the Daily Dividend Funds, shall be allocated to each class on the basis of its net asset value relative to the net asset value of the
     Fund. Expenses to be so allocated also include Issuer Expenses and Fund
     Expenses.

b.   APPORTIONMENT OF CERTAIN EXPENSES. Expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Issuer
     Expenses and Fund Expenses will be allocated among the classes of shares pro rata based on their relative net asset values in relation to the net asset value of all outstanding shares in the Fund. Approved Class Expenses shall be allocated to the particular class to which they are attributable.
     In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among classes, as determined by ACIM.

c.   DEFINITIONS.

     (1)  ISSUER EXPENSES. "Issuer Expenses" include expenses of an Issuer that are not attributable to a particular Fund or class of a Fund. Issuer
     Expenses include fees and expenses of those Directors/Trustees who are not
     "interested persons" as defined in

     the 1940 Act ("Independent Directors"), including counsel fees for the
     Independent Directors, and certain extraordinary expenses of the Issuer that are not attributable to a particular Fund or class of a Fund.

     (2)  FUND EXPENSES. "Fund Expenses" include expenses of an Issuer that are attributable to a particular fund but are not attributable to a particular class of the Fund. Fund Expenses include (i) interest expenses, (ii) taxes,
     (iii) brokerage expenses, and (iv) certain extraordinary expenses of a Fund that are not attributable to a particular class of a Fund.

     (3)  CLASS EXPENSES. "Class Expenses" are expenses that are attributable to a particular class of a Fund and shall be limited to: (i) applicable administrative fee; (ii) payments made pursuant to the Advisor Class Plan;
     (iii) payments made pursuant to the R Class Plan; and (iv) certain extraordinary expenses of an Issuer or Fund that are attributable to a particular class of a Fund.

     (4)  EXTRAORDINARY EXPENSES. "Extraordinary expenses" shall be allocated as an Issuer Expense, a Fund Expense or a Class Expense in such manner and utilizing such methodology as ACIM shall reasonably determine, which determination shall be subject to ratification or approval of the Board and shall be consistent with applicable legal principles and requirements under the 1940 Act and the Internal Revenue Code, as amended. ACIM shall report to the Board quarterly regarding those extraordinary expenses that have been allocated as Class Expenses. Any such allocations shall be reviewed by, and subject to the approval of, the Board.

SECTION 4. EXCHANGE PRIVILEGES

Subject to the restrictions and conditions set forth in the Funds' prospectuses, shareholders may exchange shares of one class of a Fund for shares of the same class of another Fund, provided that the amount to be exchanged meets the applicable minimum investment requirements and the shares to be acquired in the exchange are qualified for sale in the stockholder's state of residence.

SECTION 5. CONVERSION FEATURES

Conversions from one class of shares into another class of shares are not permitted; PROVIDED, HOWEVER, that if a shareholder of a particular class is no longer eligible to own shares of that class, upon prior notice to such shareholder, those shares will be converted to shares of the same Fund but of another class in which such shareholder is eligible to invest. Similarly, if a shareholder becomes eligible to invest in shares of another class that has lower expenses than the class in which such shareholder is invested, such shareholder may be eligible to convert into shares of the same Fund but of the class with the lower expenses.

SECTION 6. QUARTERLY AND ANNUAL REPORTS

The Board shall receive quarterly and annual reports concerning all allocated
Class Expenses and distribution and servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the reports, only expenditures properly attributable to the

sale or servicing of a particular class of shares will be used to justify any distribution or servicing fee or other expenses charged to that class.
Expenditures not related to the sale or servicing of a particular class shall not be presented to the Board to justify any fee attributable to that class. The reports, including the allocations upon which they are based, shall be subject to the review and approval of the Independent Directors of the Issuer who have no direct or indirect financial interest in the operation of this Plan in the exercise of their fiduciary duties.

SECTION 7. WAIVER OR REIMBURSEMENT OF EXPENSES

Expenses may be waived or reimbursed by any adviser to the Issuer, by the
Issuer's underwriter or by any other provider of services to the Issuer without the prior approval of the Board, provided that the fee (other than a Class
Expense, such as a Rule 12b-1 fee) is waived or reimbursed to all shares of a particular Fund in proportion to their relative average daily net asset values.

SECTION 8. EFFECTIVENESS OF PLAN

Upon receipt of approval by votes of a majority of both (a) the Board and (b)
the Independent Directors, this Plan shall become effective August 31, 2004.

SECTION 9. MATERIAL MODIFICATIONS

This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in SECTION 8 herein; PROVIDED; HOWEVER; that a new Fund may be added by any Issuer upon approval by that Issuer's Board by executing a new Schedule A to this Plan.

     IN WITNESS WHEREOF, the Issuer has adopted this Multiple Class Plan as of
May 15, 2006.

                                  AMERICAN CENTURY GROWTH FUNDS, INC.

                                  By: /s/ Charles A. Etherington
                                     -------------------------------------------
                                     Name:  Charles A. Etherington
                                     Title:   Vice President

                                   SCHEDULE A

               COMPANIES AND FUNDS COVERED BY THIS MULTICLASS PLAN

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                                                INVESTOR      INSTITU-     ADVISOR        R
                FUNDS                            CLASS        TIONAL        CLASS       CLASS
                                                               CLASS
---------------------------------------------- ------------ ------------- ----------- ----------
AMERICAN CENTURY GROWTH FUNDS, INC.
>>  Legacy Focused Large Cap Fund                  Yes          Yes          Yes         Yes
>>  Legacy Large Cap Fund                          Yes          Yes          Yes         Yes
>>  Legacy Multi Cap Fund                          Yes          Yes          Yes         Yes

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